Exhibit (99.4)

Quarterly

Presentation

of Financial

Transactions

2nd quarter
September 30, 2004

ISSN 0706-3164

Legal deposit
Bibliothèque nationale du Québec, 2004

Publication date: November 2004

Website: http://www.finances.gouv.qc.ca

Presentation of Financial Transactions
2nd quarter – September 30, 2004

Presentation of Financial Transactions
as at September 30, 20041

Section 1
Fiscal year 2003-2004
Results of consolidated financial transactions

Section 2
Fiscal year 2004-2005
Forecasts of consolidated financial transactions

Appendix 1
Tables of 2003-2004 and 2004-2005 consolidated
financial transactions

Appendix 2
Definition and list of consolidated organizations

1	The accounting policies are described in the Québec government’s consolidated financial statements.

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Presentation of Financial Transactions
2nd quarter – September 30, 2004

Section 1

Fiscal year 2003-2004

Results of consolidated financial transactions

Results of consolidated financial transactions for 2003-2004	7
Budgetary transactions of the Consolidated Revenue Fund	8
Net results of consolidated organizations	9
Consolidated non-budgetary transactions	10
Consolidated financing transactions	10

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Presentation of Financial Transactions
2nd quarter – September 30, 2004

Results of consolidated financial transactions for 2003-2004

Preliminary results for 2003-2004 indicate that the budget was balanced before inclusion of the exceptional losses of $358 million of the Société générale de financement du Québec (SGF).

TABLE 1

GOUVERNEMENT DU QUÉBEC
SUMMARY OF 2003-2004 CONSOLIDATED FINANCIAL TRANSACTIONS1
(millions of dollars)

	Preliminary results
	March 30, 2004
	Budget	Revised	Change
Budgetary transactions of Consolidated Revenue Fund
Own-source revenue before exceptional losses of SGF	42 824	42 698	– 126

Federal transfers
- Amount prior to deferral	8 216	8 209	– 7
- Deferral[2]	1 161	1 161	—

- Amount after deferral	9 377	9 370	– 7

Total revenue	52 201	52 068	– 133

Program spending	–45 800	–45 759	41
Debt service	–6 668	–6 655	13

Total expenditure	–52 468	–52 414	54

Net results of consolidated organizations	267	346	79

Budgetary balance before exceptional losses of SGF	0	0	0

Exceptional losses of SGF	–364	–358	6

Budgetary balance after exceptional losses of SGF	–364	–358	6

Non-budgetary transactions
Investments, loans and advances	–1 077	–1 125	– 48
Capital expenditures	– 978	–1 019	– 41
Retirement plans	2 221	2 219	– 2
Other accounts	–1 235	–1 183	52

Non-budgetary requirements	–1 069	–1 108	– 39

Net financial requirements	–1 433	–1 466	– 33

Financing transactions
Change in cash position	2 466	2 316	– 150
Change in direct debt	1 331	1 514	183
Retirement plans sinking fund	–2 364	–2 364	—

Total financing of transactions	1 433	1 466	33

1	According to the budgetary and financial structure in effect for fiscal year 2004-2005.

2	The amount that the Québec government must repay to the federal government over a period of 10 years beginning in 2006-2007.

Presentation of Financial Transactions
2nd quarter – September 30, 2004

Budgetary transactions of the Consolidated Revenue Fund

Revenue before the exceptional losses of SGF is adjusted downward by $133 million compared with the preliminary results released at the time of the Budget Speech last March, while expenditure is reduced by $54 million.

Revenue

Own-source revenue, excluding government enterprises, is $326 million less than what was forecast in the Budget of last March. This revision is attributable chiefly to corrections made to the distribution of employer remittances among personal income tax, contributions to the Health Services Fund and contributions to the Régie des rentes du Québec. The result of these adjustments regarding 1998 to 2003 is to attribute $194 million of revenue to the Régie des rentes du Québec, a fiduciary organization of the government, and a corresponding reduction in revenue of the Consolidated Revenue Fund. The balance of the adjustments stems mainly from a lower amount of personal income tax than expected.

TABLE 2

ITEMS CONTRIBUTING TO THE CHANGE IN REVENUE OF THE
CONSOLIDATED REVENUE FUND FOR FISCAL YEAR 2003-2004
(millions of dollars)

Own-source revenue before exceptional losses of SGF		–126
Own-source revenue
– Excluding government enterprises	–326
– Government enterprises, before exceptional losses of SGF	200
Federal transfers		–7

Total change		–133

Revenues of government enterprises, before the exceptional losses of SGF, are increased by $200 million compared with the preliminary results released at the time of the Budget Speech last March. This rise is attributable mainly to the Société de l’assurance automobile du Québec (SAAQ) and stems from the government’s decision, in December 2003, to create a trust estate to separate the insurance mandate of the SAAQ from its other mandates. Bill 55 was tabled in the National Assembly to that effect last May and is now being studied by a parliamentary committee.

Presentation of Financial Transactions
2nd quarter – September 30, 2004

Expenditure

Program spending is adjusted downward by $41 million compared with the preliminary results released at the time of the March 30, 2004 Budget Speech. The revision stems chiefly from the revaluation of accounting allowances of certain departments carried at the close of the fiscal year.

Debt service is revised downward by $13 million.

Net results of consolidated organizations

The net results of consolidated organizations have improved by $79 million. The results of many organizations have been adjusted, including mainly those of the Société d’habitation du Québec and the Agence métropolitaine de transport.

TABLE 3

SUMMARY OF 2003-2004 NET RESULTS OF
CONSOLIDATED ORGANIZATIONS
(millions of dollars)

	Preliminary results
	March 30, 2004
	Budget	Revised	Change
Own-source revenue	2 194	2 318	124
Federal transfers	498	564	66

Total revenue	2 692	2 882	190

Expenditure excluding debt service	–1 829	–1 950	– 121
Debt service	– 596	– 586	10

Total expenditure	–2 425	–2 536	– 111

Net results	267	346	79

Presentation of Financial Transactions
2nd quarter – September 30, 2004

Consolidated non-budgetary transactions

Turning to non-budgetary transactions, the upward revision of $39 million to non-budgetary requirements results from the combined effect of many factors.

First, funding requirements for investments, loans and advances have been raised by $48 million. This change is essentially attributable to a rise in the value of investments in government enterprises stemming chiefly from the exclusion of the automobile insurance plan from the government reporting entity. This rise is partially offset by a reduction in funding requirements for loans to individuals, corporations and others, notably regarding student loans assumed by the government to ensure their collection.

Second, funding requirements for capital expenditures have been revised to $1 019 million, up by $41 million.

Lastly, financial requirements for other non-budgetary accounts are adjusted downward by $52 million. These “other accounts”, which include, among others, cash and bills on hand, outstanding cheques, accounts receivable and accounts payable, are subject to substantial fluctuations because of the variability of government cash inflows and disbursements.

On the whole, the adjustments to budgetary and non-budgetary transactions have produced an improvement of $33 million in net financial requirements compared with the preliminary results of the March 30, 2004 Budget Speech.

Consolidated financing transactions

Preliminary results show an increase of $33 million in financing transactions compared with those of the Budget of last March 30.

Presentation of Financial Transactions
2nd quarter – September 30, 2004

Section 2

Fiscal year 2004-2005

Forecasts of consolidated financial transactions

Forecasts of consolidated financial transactions for 2004-2005	13
Budgetary transactions of the Consolidated Revenue Fund	14
Net results of consolidated organizations	16
Consolidated non-budgetary transactions	17
Consolidated financing transactions	17
Budgetary results as at September 30, 2004	18

Presentation of Financial Transactions
2nd quarter – September 30, 2004

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Presentation of Financial Transactions
2nd quarter – September 30, 2004

Forecasts of consolidated financial transactions for 2004-2005

The objective of a balanced budget for fiscal year 2004-2005, as set in the Budget of March 30, 2004, is maintained. Federal transfers are adjusted upward by $780 million following an increase of $501 million stemming from the September 2004 health agreement and the rise of $279 million in equalization revenue under the new framework announced by the federal government last October 26.

The rise in federal transfers is essentially offset by a reduction of $760 million in own-source revenue, including a downward adjustment of $510 million regarding revenue from government enterprises.

TABLE 4

GOUVERNEMENT DU QUÉBEC
SUMMARY OF 2004-2005 CONSOLIDATED FINANCIAL TRANSACTIONS

(millions of dollars)

	March 30, 2004	Revised
	Budget	forecasts	Change
Budgetary transactions of Consolidated Revenue Fund
Own-source revenue	45 358	44 598	– 760

Federal transfers
- Amount prior to deferral	7 276	8 056	780
- Deferral[1]	1 200	1 200	—

- Amount after deferral	8 476	9 256	780

Total revenue	53 834	53 854	20

Program spending	– 47 151	– 47 151	—
Debt service	– 6 939	– 6 959	– 20

Total expenditure	– 54 090	– 54 110	-20

Net results of consolidated organizations	256	256	—

Budgetary balance	0	0	0

Non-budgetary transactions
Investments, loans and advances	– 996	– 996	—
Capital expenditures	– 1 158	– 1 158	—
Retirement plans	2 118	2 118	—
Other accounts	– 428	– 428	—

Non-budgetary requirements	– 464	– 464	—

Net financial requirements	– 464	– 464	—

Financing transactions
Change in cash position	1 644	1 644	—
Change in direct debt	1 365	1 365	—
Retirement plans sinking fund	– 2 545	– 2 545	—

Total financing of transactions	464	464	—

1	The amount that the Québec government must repay to the federal government over a period of 10 years beginning in 2006-2007.

Presentation of Financial Transactions
2nd quarter – September 30, 2004

Budgetary transactions of the Consolidated Revenue Fund

The revenue forecast for the Consolidated Revenue Fund for 2004-2005 is revised to $53 854 million. Furthermore, the Consolidated Revenue Fund’s expenditure is also revised to $54 110 million.

Revenue

The revenue forecast of the 2004-2005 Budget Speech set own-source revenue at $45 358 million and federal transfers at $8 476 million for fiscal year 2004-2005. Overall, the revenue forecast is adjusted upward by $20 million. Accordingly, own-source revenue is adjusted downward by $760 million while federal transfers are raised by $780 million.

TABLE 5

ITEMS CONTRIBUTING TO THE CHANGE IN REVENUE OF THE
CONSOLIDATED REVENUE FUND FOR FISCAL YEAR 2004-2005
(millions of dollars)

Own-source revenue		– 760
Personal income tax	– 225
Contributions to Health Services Fund	– 50
Consumption taxes	45
Other revenue	– 20
Government enterprises
- Asset sales	– 485
- Other adjustments	– 25
Federal transfers		780
Equalization	279
Canada Health and Social Transfer	501

Total change		20

Forecast revenue from personal income tax and contributions to the Health Services Fund is reduced by $225 million and $50 million respectively. These adjustments stem from growth in wages and salaries in 2004 that was less than expected.

Revenue from consumption taxes is $45 million more than expected at the time of the Budget last March 30. This increase reflects the impact on sales tax revenue of more robust consumer spending than expected. However, this is partially offset by downward adjustments to the tax on tobacco products that reflect the actual results of the last quarter of 2003-2004 and lower than expected demand for these products.

Presentation of Financial Transactions

2nd quarter – September 30, 2004

Furthermore, the forecast for other own-source revenue is adjusted downward by $20 million. Lower revenue regarding sales of goods and services is partially offset by higher revenue from natural resources, mainly regarding forest royalties. This is attributable in particular to stronger softwood lumber prices on the North American market since the beginning of the year that have led, in particular, to a greater volume of timber cut than expected.

Lastly, revenue of government enterprises is revised downward by $510 million. This change stems chiefly from a $485-million reduction in the initial objective of $880 million in asset sales. The government now expects to realize a total net gain of $395 million from asset sales, including Hydro-Québec’s realization of a net gain of $266 million from the sale of its interest in Noverco Inc. This downward adjustment stems from delays in selling certain assets. These delays are necessary to achieve the best price for these assets.

The upward revision of $780 million in revenue from federal transfers arises from a gain of $501 million stemming from the health agreement reached by the federal government and the Québec government last September 16 as well as the rise of $279 million from the reform of equalization announced by the federal government last October 26. In addition, the federal government agreed to Québec’s repaying, starting in 2006-2007 rather than 2005-2006, and over ten years rather than five years, the $2.4-billion shortfall in federal transfers Québec suffered in 2003-2004 and 2004-2005. The effect of this decision will be to raise Québec’s federal transfer revenue by $472 million in 2005-2006.

Despite this upward adjustment to federal transfers, the Québec government has said that it is dissatisfied with the changes made to equalization for many reasons:

•	the reform does not correct the main shortcomings of the program, in particular concerning the five-province standard and the incomplete coverage of provincial revenue;

•	with its unprecedented surpluses, the federal government could have undertaken a thorough reform of the equalization program so that it responds better to the objectives entrenched in the Canadian Constitution;

•	lastly, the federal proposals are unfair since some provinces were granted special arrangements to correct their specific problems.

Presentation of Financial Transactions
2nd quarter – September 30, 2004

TABLE 6

ADJUSTMENTS TO QUÉBEC’S FEDERAL TRANSFER REVENUE
FOR FISCAL YEAR 2004-2005

(millions of dollars)

Canada Health and Social Transfer
- 2004-2005 Budget	2 890
- Fall 2004	3 391

- Impact of the September 2004 agreement on health	501

Equalization
- 2004-2005 Budget	4 942
- Fall 2004	5 221

- Impact of the new federal framework for equalization	279

Total	780

Expenditure

The forecast of the Budget Speech last March 30 is maintained at $47 151 million for program spending. Possible overruns of some $500 million have been identified since the beginning of fiscal year and the government is taking steps to absorb or offset them with equivalent savings.

The forecast for debt service in the Budget of last March is revised upward by $20 million because interest rates have risen more than expected.

Net results of consolidated organizations

There is no change to forecast net results of consolidated organizations, set in the last Budget Speech.

TABLE 7

SUMMARY OF 2004-2005 NET RESULTS OF
CONSOLIDATED ORGANIZATIONS

(millions of dollars)

	March 30, 2004	Revised
	Budget	forecasts	Change
Own-source revenue	2 395	2 395	—
Federal transfers	495	495	—

Total revenue	2 890	2 890	—

Expenditure excluding debt service	-1 980	-1 980	—
Debt service	–654	–654	—

Total expenditure	–2 634	–2 634	—

Net results	256	256	—

Consolidated non-budgetary transactions

Presentation of Financial Transactions
2nd quarter – September 30, 2004

There is no change to forecast non-budgetary requirements of $464 million set in the last Budget Speech.

Consolidated financing transactions

Forecast financing transactions, as set in the March 30, 2004 Budget, are also unchanged.

Presentation of Financial Transactions
2nd quarter – September 30, 2004

Budgetary results as at September 30, 2004

Consolidated Revenue Fund revenue

Own-source revenue, before the exceptional losses of SGF, is up 7.4% for the first six months of 2004-2005 compared to the corresponding period in 2003-2004, while an increase of 4.4% is forecast for the year as a whole. The expected slowdown in growth from now until the end of the year is attributable in particular to the impact of the first payment arising from the reform of government assistance to families in January 2005 and to factors that are specific to the first half of the fiscal year, related notably to personal income tax filings, corporate tax remittance procedures and asset sales of government enterprises. The effect of these factors on the growth rate of own-source revenue will fall off during the year.

Federal transfers in the first half are down 36.2% compared to the same period in 2003-2004, while a decline of 1.2% is expected for the year as a whole. This difference in growth rates stems chiefly from the reception, in the first quarter of 2003-2004, of all the amounts deposited in trust by the federal government further to its announcement on health in February 2003. These amounts are non-recurring in 2004-2005.

Consolidated Revenue Fund expenditure

Turning to program spending, the results recorded as at September 30, 2004 are up 3.7% compared with the results for the first six months of 2003-2004, whereas an increase of 3.0% is expected on an annual basis. The slightly higher six-month growth stems in particular from grant payments by certain departments that were made earlier than in the first half of 2003-2004.

Debt service is up 3.1% in the first half of fiscal year 2004-2005 compared to the same period in 2003-2004. This increase is consistent with the rise of 4.6% expected for the year as a whole.

Net results of consolidated organizations

The net results of consolidated organizations as at September 30, 2004 are 25.5% lower compared with those of the first half of last year, which is comparable to their expected change on an annual basis, i.e. a drop of 26.0%.

Gilles Godbout
Deputy Minister of Finance

Presentation of Financial Transactions
2nd quarter – September 30, 2004

Appendix 1

Tables of 2003-2004 and 2004-2005
consolidated financial transactions

Summary of consolidated financial transactions	20
Consolidated Revenue Fund revenue	21
Consolidated Revenue Fund expenditure	22
Consolidated non-budgetary transactions	23
Consolidated financing transactions	24
New borrowings as at September 30, 2004	25

Presentation of Financial Transactions
2nd quarter – September 30, 2004

TABLE 8

GOUVERNEMENT DU QUÉBEC
SUMMARY OF CONSOLIDATED FINANCIAL TRANSACTIONS	(Unaudited results)
(millions of dollars)

	2003-2004	2004-2005			Results as at September 30
				Annual
	Preliminary	Budget	Revised	change			Change
	results [1]	Speech	forecasts	%	2003-2004 [1]	2004-2005%
Budgetary transactions of Consolidated Revenue Fund[2]
Own-source revenue before exceptional losses of SGF	42 698	45 358	44 598	4,4	19 641	21 089	7,4
Federal transfers	9 370	8 476	9 256	-1,2	4 906	3129	-36,2

Total revenue	52 068	53 834	53 854	3,4	24 547	24 218	-1,3

Program spending	-45 759	-47 151	-47 151	3,0	-23 376	-24 248	3,7
Debt service	-6 655	-6 939	-6 959	4,6	-3 275	-3 377	3,1

Total expenditure	-52 414	-54 090	-54 110	3,2	-26 651	-27 625	3,7

Net results of consolidated organizations[2]	346	256	256	-26,0	157	117	-25,5

Budgetary balance before exceptional losses of SGF	0	0	0	—	-1 947	-3 290	69,0

Exceptional losses of SGF	-358	—	—	—	—	—	—

Budgetary balance after exceptional losses of SGF	-358	0	0	—	-1 947	-3 290	69,0

Non-budgetary transactions
Investments, loans and advances	-1 125	-996	-996		-696	-1 159
Capital expenditures	-1 019	-1 158	-1 158		-390	-353
Retirement plans	2 219	2 118	2 118		1 206	1 178
Other accounts	-1 183	-428	-428		-1 596	-1 184

Non-budgetary requirements	-1 108	-464	-464	-58,1	-1 476	-1 518	2,8

Net financial requirements	-1 466	-464	-464	-68,3	-3 423	-4 808	40,5

Financing transactions
Change in cash position	2 316	1 644	1 644		3 671	3 242
Change in direct debt	1 514	1 365	1 365		634	2 647
Retirement plans sinking fund	-2 364	-2 545	-2 545		-882	-1 081

Total financing of transactions	1 466	464	464	-68,3	3 423	4 808	40,5

Note:	A negative entry indicates a financial requirement and a positive entry, a source of financing. For the change in cash position, a negative entry indicates an increase and a positive entry, a decrease.

1	The preliminary results for 2003-2004 have been restated on the basis of the budgetary and financial structure in effect for fiscal year 2004-2005.

2	The budgetary transactions of the Consolidated Revenue Fund, which include the profits of government enterprises, are presented separately from those of consolidated organizations.

Presentation of Financial Transactions 2nd quarter – September 30, 2004

TABLE 9

GOUVERNEMENT DU QUÉBEC
CONSOLIDATED REVENUE FUND REVENUE (millions of dollars)	(Unaudited results)

	2003-2004	2004-2005			Results as at September 30
				Annual
	Preliminary	Budget	Revised	change			Change
Revenue by source	results	Speech	forecasts	%	2003-2004	2004-2005%
Own-source revenue
Income and property taxes
Personal income tax	16 135	17 201	16 976	5,2	7 582	8 113	7,0
Contributions to Health Services Fund	4 649	4 869	4 819	3,7	2 398	2 412	0,6
Corporate taxes[1]	3 892	4 248	4 248	9,1	1 447	1 671	15,5

	24 676	26 318	26 043	5,5	11 427	12 196	6,7

Consumption taxes
Sales	8 943	9 232	9 327	4,3	4 668	4 688	0,4
Fuel	1 685	1 681	1 681	-0,2	809	802	- 0,9
Tobacco	889	986	936	5,3	480	502	4,6

	11 517	11 899	11 944	3,7	5 957	5 992	0,6

Duties and permits
Motor vehicles	707	713	713	0,8	288	295	2,4
Alcoholic beverages	144	160	160	11,1	73	80	9,6
Natural resources	108	80	105	-2,8	65	86	32,3
Other	186	174	174	-6,5	79	79	—

	1 145	1 127	1 152	0,6	505	540	6,9

Miscellaneous
Sales of goods and services	399	437	392	-1,8	118	104	- 11,9
Interest	317	362	362	14,2	180	216	20,0
Fines, forfeitures and recoveries	471	392	392	-16,8	222	221	- 0,5

	1 187	1 191	1 146	-3,5	520	541	4,0

Revenue from government enterprises before exceptional losses of SGF
Société des alcools du Québec	571	601	601	5,3	260	276	6,2
Loto-Québec	1 393	1 419	1 419	1,9	680	774	13,8
Hydro-Québec	2 049	2 040	2 040	-0,4	462	709	53,5
Other	160	763	253	58,1	-170	61	—

	4 173	4 823	4 313	3,4	1 232	1 820	47,7

Total own-source revenue before exceptional losses of SGF	42 698	45 358	44 598	4,4	19 641	21 089	7,4

Federal transfers
Equalization	4 065	4 942	5 221	28,4	2 206	1 850	-16,1
Canada Health and Social Transfer	4 266	2 890	3 391	-20,5	2 517	1 361	-45,9
Other transfers related to fiscal arrangements	64	25	25	-60,9	—	—	—
Other programs	975	619	619	-36,5	183	-82	—

Total federal transfers	9 370	8 476	9 256	-1,2	4 906	3 129	-36,2

Total revenue before exceptional losses of SGF	52 068	53 834	53 854	3,4	24 547	24 218	-1,3

1	Including tax on corporate profits, tax on capital and tax on insurance company premiums, as well as tax on telecommunications, gas and electricity.

Presentation of Financial Transactions
2nd Quarter – September 30, 2004

TABLE 10

GOUVERNEMENT DU QUÉBEC
CONSOLIDATED REVENUE FUND EXPENDITURE	(Unaudited results)
(millions of dollars)

	2003-2004	2004-2005					Results as at September 30
						Annual
	Preliminary	Budget		Revised		change			Change
Departments and agencies	results	Speech		forecasts		%	2003-2004	2004-2005%
Program spending
Assemblée nationale	94	94		94		—	46	44	- 4,3
Personnes désignées par l’Assemblée nationale	89	54		54		- 39,3	68	37	- 45,6
Affaires municipales, Sport et Loisir	1 575	1 688		1 688		7,2	949	1 098	15,7
Agriculture, Pêcheries et Alimentation	662	647		647		- 2,3	424	431	1,7
Conseil du trésor et Administration gouvernementale	434	568	[1]	568	[1]	30,9	198	195	- 1,5
Conseil exécutif	165	262	[1]	262	[1]	58,8	76	94	23,7
Culture et Communications	512	531		531		3,7	298	334	12,1
Développement économique et régional et Recherche	728	812	[1]	812	[1]	11,5	315	420	33,3
Éducation	11 502	11 778		11 778		2,4	6 088	6 217	2,1
Emploi, Solidarité sociale et Famille	5 990	5 971		5 971		- 0,3	3 043	3 046	0,1
Environnement	183	166		166		- 9,3	83	82	- 1,2
Finances (excluding debt service)	111	221	[1]	221	[1]	99,1	61	44	- 27,9
Justice	576	563		563		- 2,3	286	290	1,4
Relations avec les citoyens et Immigration	224	176		176		- 21,4	108	100	- 7,4
Relations internationales	112	100		100		- 10,7	61	51	- 16,4
Ressources naturelles, Faune et Parcs	497	432		432		- 13,1	276	245	- 11,2
Revenu	717	618		618		- 13,8	254	233	- 8,3
Santé et Services sociaux	19 074	20 071		20 071		5,2	9 534	10 069	5,6
Sécurité publique	935	885		885		- 5,3	508	436	- 14,2
Transports	1 511	1 645		1 645		8,9	668	738	10,5
Travail	68	64		64		- 5,9	32	44	37,5
Anticipated lapsed appropriations	—	- 150		- 150		—	—	—	—
Appropriations carried over in 2005-2006	—	- 45		- 45		—	—	—	—

Total program spending	45 759	47 151	[2]	47 151		3,0	23 376	24 248	3,7

Debt service
Direct debt service	3 913	4 131		4 151		6,1	1 887	2 026	7,4
Interest on retirement plans	2 742	2 808		2 808		2,4	1 388	1 351	- 2,7

Total debt service	6 655	6 939	[2]	6 959		4,6	3 275	3 377	3,1

Total expenditure	52 414	54 090		54 110		3,2	26 651	27 625	3,7

1	These amounts contain provisions allowing transfers of appropriations to other departments in the course of the fiscal year ending March 31, 2005.

2	Expenditure Budget tabled for 2004-2005.

Presentation of Financial Transactions 2nd quarter – September 30, 2004

TABLE 11

GOUVERNEMENT DU QUÉBEC CONSOLIDATED NON-BUDGETARY TRANSACTIONS (millions of dollars)	(Unaudited results)

	2003-2004	2004-2005			Results as at September 30
				Annual
	Preliminary	Budget	Revised	change			Change
	results	Speech	forecasts		$2003-2004	2004-2005	$
Investments, loans and advances
Consolidated Revenue Fund
Government enterprises	-512	-816	-816	-304	-593	-1 143	-550
Individuals, corporations and others	19	-20	-20	-39	-111	-182	-71
Municipalities and municipal bodies	5	2	2	-3	3	1	-2

	-488	-834	-834	-346	-701	-1 324	-623
Consolidated organizations	-637	-162	-162	475	5	165	160

Total investments, loans and advances	-1 125	-996	-996	129	-696	-1 159	-463

Capital expenditures
Consolidated Revenue Fund
Net investments	-159	-305	-305	-146	-46	-48	-2
Amortization	200	212	212	12	97	104	7

	41	-93	-93	-134	51	56	5
Consolidated organizations	-1 060	-1 065	-1 065	-5	-441	-409	32

Total capital expenditures	-1 019	-1 158	-1 158	-139	-390	-353	37

Retirement plans
Employer and employee contributions	5 373	5 317	5 317	-56	2 668	2 677	9
Benefits and other payments	-3 154	-3 199	-3 199	-45	-1 462	-1 499	-37

Total retirement plans	2 219	2 118	2 118	-101	1 206	1 178	-28

Other accounts
Consolidated Revenue Fund	-1 220	-435	-435	785	-1 627	-1 249	378
Consolidated organizations	37	7	7	-30	31	65	34

Total other accounts	-1 183	-428	-428	755	-1 596	-1 184	412

Total non-budgetary requirements	-1 108	-464	-464	644	-1 476	-1 518	-42

Note: A negative entry indicates a financial requirement and a positive entry, a source of financing.

Presentation of Financial Transactions
2nd quarter – September 30, 2004

TABLE 12

GOUVERNEMENT DU QUÉBEC
CONSOLIDATED FINANCING TRANSACTIONS	(Unaudited results)
(millions of dollars)

	2003-2004	2004-2005		Annual	Results as at September 30
	Preliminary	Budget	Revised	change			Change
	results	Speech	forecasts		$2003-2004	2004-2005	$
Change in cash position
Consolidated Revenue Fund	2 284	1 644	1 644	- 640	4 642	4 426	- 216
Consolidated organizations	32	—		- 32	- 971	- 1 184	- 213

Total change in cash position	2 316	1 644	1 644	- 672	3 671	3 242	- 429

Change in direct debt
Consolidated Revenue Fund
New borrowings
In Canadian dollar	5 070				2 269	3 460	1 191
In US dollar	—				—	1 022	1 022
In Australian dollar	209				—	—	—
Change in the debt resulting from currency swap transactions	- 249				- 335	228	563

	5 030	5 704	5 704	674	1 934	4 710	2 776

Repayment of borrowings
In Canadian dollar	- 2 492				- 1 114	- 787	327
In US dollar	- 892				- 947	- 406	541
In Euro	- 499				- 91	- 1 228	- 1 137
In Yen	- 252				- 252	- 95	157
In Swedish crowns	—				—	- 89	- 89
Change in the debt resulting from currency swap transactions	- 763				- 146	- 614	- 468
Contributions to the sinking fund for Québec government borrowings	100				31	- 90	- 121

	- 4 798	- 5 303	- 5 303	- 505	- 2 519	- 3 309	- 790

	232	401	401	169	- 585	1 401	1 986

Consolidated organizations
New borrowings	2 516	2 180	2 180	- 336	1 629	1 436	- 193
Repayment of borrowings	- 1 234	- 1 216	- 1 216	18	- 410	- 190	220

	1 282	964	964	- 318	1 219	1 246	27

Total change in direct debt	1 514	1 365	1 365	- 149	634	2 647	2 013

Retirement plans sinking fund[1]	- 2 364	- 2 545	- 2 545	- 181	- 882	- 1 081	- 199

Total financing of transactions	1 466	464	464	- 1 002	3 423	4 808	1 385

Note:	A negative entry indicates a financial requirement and a positive entry, a source of financing. For the change in cash position, a negative entry indicates an increase and a positive entry, a decrease.

1	This sinking fund receives amounts to be used to cover retirement benefits payable by the government under the public and parapublic sector retirement plans. The investment income of this fund is reinvested in it.

Presentation of Financial Transactions

2nd quarter – September 30, 2004

TABLE 13

GOUVERNEMENT DU QUÉBEC
NEW BORROWINGS AS AT SEPTEMBER 30, 2004
 (millions of dollars)

						Face value
			Interest			in millions	Amount in
	Date of	Date of	rate	Price to	Yield to	of monetary	Canadian
	issue	maturity	(%) [1]	investor [2]	investor [2]	units	dollar [3]
Consolidated Revenue Fund
In Canadian dollar						CAN$
Treasury bills	Various	Various	— [4]	Various	Various	—	—	[5]

Québec savings products
Savings bonds	Various	Various	Various	100,000	Various	26	26
Transitory investments	Various	Various	Various	100,000	Various	6	6
Investment savings plan	Various	Various	Various	100,000	Various	25	25
Bonds	Various	Various	Various	Various	Various	282	282

						339	339

Bonds
Bonds	2004-04-13	2036-12-01	5,750	101,011	5,681	388	392
Bonds	2004-05-04	2036-12-01	5,750	99,790	5,764	500	499
Bonds	2004-07-12	2036-12-01	5,750	97,979	5,890	150	147
Bonds	2004-08-03	2014-12-01	5,500	100,736	5,405	500	504
Bonds	2004-08-20	2014-12-01	5,500	102,694	5,158	400	411
Real return bonds	Various	Various	Various	Various	Various	252	322	[6]
Immigrant Investor
Program	Various	Various	Various	Various	Various	334	269
Canada Pension Plan
Investment Fund	Various	Various	Various	100,000	Various	5	5

						2 529	2 549

Medium-term notes
On the Canadian market	Various	Various	Various	Various	Various	402	400
On the European market	2004-07-26	2014-06-03	5,125 [7]	Various	Various	175	172

						577	572

						3 445	3 460

In US dollar						US$
Bonds	2004-05-05	2014-05-05	4,875	99,243	4,972	750	1 022	[8]

Change in the debt resulting from currency swap transactions							228

							4 710

Consolidated organizations							1 436

Total new borrowings							6 146

1	Interest payable semi-annually except if another frequency is indicated in a note.

2	Based on semi-annual interest payments.

3	Borrowings in foreign currencies are shown in the Canadian equivalent of the amount received, using the exchange rate of the Bank of Canada at noon on the date of issue.

4	“Zero-coupon” type borrowing.

5	Represents the change in the amount outstanding during the year.

6	The principal and the interest rate of these bonds are adjusted according to the change in the Consumer Price Index in Canada.

7	Interest is payable annually.

8	The original borrowing totals US$1 000 million, i.e. C$1 362 million. An amount of C$340 million from this borrowing was advanced to the Financing Fund for the purpose of lending to consolidated organizations.

Presentation of Financial Transactions
2nd quarter – September 30, 2004

Appendix 2

Definition and list of consolidated organizations (as at March 31, 2004)

Definition

Organizations and special funds under government control that have their own management and financial authority delegated to them by legislation.

The results of these organizations are consolidated line by line with those of the Consolidated Revenue Fund.

Organizations

Agence de l’efficacité énergétique
Agence métropolitaine de transport
Agence nationale d’encadrement du secteur financier (Autorité des marchés financiers)
Bibliothèque nationale du Québec
Bureau d’accréditation des pêcheurs et des aides-pêcheurs du Québec
Bureau de décision et de révision en valeurs mobilières
Centre de recherche industrielle du Québec
Commissaire de l’industrie de la construction
Commission de la capitale nationale du Québec
Commission de reconnaissance des associations d’artistes et des associations de producteurs
Commission des lésions professionnelles
Commission des normes du travail
Commission des relations du travail
Commission des services juridiques
Conseil des arts et des lettres du Québec
Corporation d’urgences-santé
École nationale de police du Québec
École nationale des pompiers du Québec
Fondation de la faune du Québec
Fonds d’aide aux recours collectifs
Fonds d’assurance-prêts agricoles et forestiers
Fonds de la recherche en santé du Québec
Fonds québécois de la recherche sur la nature et les technologies
Fonds québécois de la recherche sur la société et la culture
Héma-Québec

Presentation of Financial Transactions
2nd quarter – September 30, 2004

Organizations (continued)

Institut de la statistique du Québec
Institut de tourisme et d’hôtellerie du Québec
Institut national de santé publique du Québec
Investissement Québec
La Financière agricole du Québec
Musée d’art contemporain de Montréal
Musée de la civilisation
Musée national des beaux-arts du Québec
Office de la sécurité du revenu des chasseurs et piégeurs cris
Office des professions du Québec
Office Québec-Amériques pour la jeunesse
Régie de l’assurance maladie du Québec
Régie de l’énergie
Régie des installations olympiques
Régie du cinéma
Sidbec
Société de développement de la Zone de commerce international de Montréal à Mirabel
Société de développement des entreprises culturelles
Société de la Place des Arts de Montréal
Société de télédiffusion du Québec (Télé-Québec)
Société des Traversiers du Québec
Société d’habitation du Québec
Société du Centre des congrès de Québec
Société du Grand Théâtre de Québec
Société du Palais des congrès de Montréal
Société du parc industriel et portuaire de Bécancour
Société du parc industriel et portuaire Québec-Sud
Société immobilière du Québec
Société nationale de l’amiante
Société québécoise d’assainissement des eaux
Société québécoise de récupération et de recyclage
Société québécoise d’information juridique
Tribunal administratif du Québec

Special funds

Fonds d’aide à l’action communautaire autonome
Fonds d’aide aux victimes d’actes criminels
Fonds d’amortissement afférent à des emprunts de collèges d’enseignement général et professionnel du Québec
Fonds d’amortissement afférent à des emprunts de commissions scolaires du Québec
Fonds d’amortissement afférent à des emprunts d’établissements universitaires du Québec

Presentation of Financial Transactions
2nd quarter – September 30, 2004

Special funds (continued)

Fonds d’amortissement afférent à des emprunts d’organismes de santé et de services sociaux du Québec
Fonds d’assistance financière pour certaines régions sinistrées
Fonds de conservation et d’amélioration du réseau routier
Fonds de développement du marché du travail
Fonds de développement régional
Fonds de financement
Fonds de gestion de l’équipement roulant
Fonds de la gestion des immeubles du Québec à l’étranger
Fonds de l’assurance médicaments
Fonds de l’état civil
Fonds de l’industrie des courses de chevaux
Fonds de l’information gouvernementale
Fonds de partenariat touristique
Fonds de perception
Fonds des contributions des automobilistes au transport en commun
Fonds des pensions alimentaires
Fonds des registres du ministère de la Justice
Fonds des services de police
Fonds des services de santé
Fonds des services gouvernementaux
Fonds des technologies de l’information du Conseil du trésor
Fonds des technologies de l’information du ministère de l’Emploi, de la
Solidarité sociale et de la Famille
Fonds des technologies de l’information du ministère du Revenu
Fonds d’information foncière
Fonds d’information géographique
Fonds du Centre financier de Montréal
Fonds forestier
Fonds Jeunesse Québec
Fonds pour la vente de biens et services du ministère des Transports
Fonds québécois d’initiatives sociales
Fonds relatif à la tempête de verglas
Fonds spécial olympique